UST CORP. ANNOUNCES DEFINITIVE AGREEMENT
                          TO SELL UST BANK/CONNECTICUT


     BOSTON, MASS. August 16, 1996. UST Corp. (NASDAQ: USTB) announced today the execution of a definitive agreement to sell its Connecticut banking subsidiary, UST Bank/ Connecticut to HUBCO, Inc., a New Jersey based bank holding company. UST Bank operates four offices in Fairfield County with total assets of approximately $110 million.

     "We are pleased to have been associated with the customers, directors and employees of UST Bank/Connecticut," stated Neal F. Finnegan, president and chief executive officer. "The sale of our Connecticut subsidiary, however, will allow us to focus our resources on the pending acquisition of twenty Boston area BayBank and Bank of Boston branches with banking resources of $860 million which will give our Massachusetts banking subsidiary, USTrust, the third largest branch network in greater Boston, and enable UST to become a stronger Boston based banking company."

     At the completion of the transaction, UST Bank/Connecticut will be merged with and into HUBCO's subsidiary, Lafayette American Bank and Trust Company of Bridgeport, Connecticut. The Agreement and Plan of Merger provides, among other matters, that UST Corp. will receive cash in an amount equal to UST Bank/Connecticut's Adjusted Tier 1 Capital, as defined in the Agreement, plus a deposit premium of 7%.

     The transaction is expected to be completed in the first quarter of 1997, and is subject to the receipt of necessary regulatory approvals.

     UST Corp. is a $2.0 billion Boston-based bank holding company. Through its banking and nonbanking subsidiaries, the Company provides a broad range of financial services, principally to individuals and small- and medium-sized businesses in New England.

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